Exhibit 107

Calculation of Filing Fee Tables

Form S-8

TAYSHA GENE THERAPIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share	Other(2)	4,000,000(3)	$1.53(2)	$6,120,000	0.00014760	$903.31

Total Offering Amounts					$6,120,000		$903.31

Total Fee Offsets							—

Net Fee Due							$903.31

(1) In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock (“Common Stock”) of Taysha Gene Therapies, Inc. (the “Registrant”) that become issuable under the Registrant’s 2023 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated on the basis of $1.53, the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on December 19, 2023, rounded to the nearest cent.

(3) Represents the number of shares of Common Stock reserved for issuance under the Inducement Plan.